Exhibit 14.01

COLLECTIVE AUDIENCE, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

This Code of Business Conduct and Ethics (this “Code”) contains general guidelines for conducting the business of Collective Audience, Inc., a Delaware corporation (the “Company”), consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code applies to all of our directors, officers, employees and consultants. We refer to all officers and other employees covered by this Code as “Company employees” or simply “employees,” unless the context otherwise requires. In this Code, we refer to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, as our “principal financial officers.”

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question, or if you do not feel comfortable contacting your supervisor, contact the Company’s Vice President of Human Resources, or, in the event that the Company does not have a Vice President of Human Resources, then the Company’s Chief Financial Officer (the “Responsible Party”). Reports will be reviewed by the Responsible Party and subsequently reported to the Company’s Audit and Risk Committee (the “Audit Committee”).

Reporting Violations of the Code

All employees, consultants, and directors have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations, or policies that apply to the Company. If you know of or believe there has been a violation of this Code, immediately report the conduct to your supervisor or the Responsible Party. The Responsible Party will work with you and your supervisor or other appropriate persons to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor, or you do not get a satisfactory response, you may contact the Responsible Party directly. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor or the Company’s Responsible Party, as applicable, and the Company will protect your confidentiality to the extent possible, consistent with applicable law and the Company’s need to investigate your concern.

It is Company policy that any employee, consultant, or director who violates this Code, or who directs or approves a violation of this Code, may be subject to appropriate discipline , which may include termination of employment or the consulting relationship or removal from the Company’s Board of Directors (the “Board of Directors”), as appropriate. This determination will be based upon the facts and circumstances of each particular situation. If you are accused of violating this Code, you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline. Employees, consultants, and directors who violate the law or this Code may expose themselves to substantial civil damages, criminal fines, and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation

The Company prohibits retaliation against an employee, consultant, or director who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee or consultant because the employee or consultant, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment or the consulting relationship, as applicable.

Waivers of the Code

Any waiver of this Code for our directors, executive officers, or other principal financial officers may be made only by the Audit Committee (or, to the extent a waiver is sought by a member of the Audit Committee, by the Board of Directors) and will be disclosed to the public as required by law or the rules of The NASDAQ Stock Market. Waivers of this Code for other employees or consultants may be made only by the Company’s Chief Executive Officer or the Responsible Party and will be reported to our Audit Committee.

CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s, consultant’s, or director’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company, or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

●	Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that the individual knows or has reason to believe is a material customer, supplier, or competitor of the Company (other than services to be provided as part of an employee’s job responsibilities for the Company).

●	Improper Personal Benefits. No employee, consultant, or director should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. For instance, no employee or consultant should make side deals with the Company’s customers in which the employee is separately compensated by the customer or a third party. Please see “Gifts and Favors” below for additional guidelines in this area.

●	Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that the individual knows, or has reason to believe, is a material customer, supplier, or competitor of the Company. A “significant financial interest” includes (i) beneficial ownership of greater than 5% of the equity of a material customer, supplier, or competitor, or (ii) an investment in a material customer, supplier, or competitor that represents more than 5% of the total assets of the employee.

●	Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that the individual knows, or has reason to believe , is a material customer, supplier, or competitor of the Company. This restriction does not apply to or prohibit arms-length transactions with banks, brokerage firms, or other financial institutions.

●	Service on Boards and Committees. No employee or director should join, or serve on more than a temporary basis (more than six months) on, a board of directors or trustees, or on a committee of any entity (whether profit or not-for-profit), whose interests reasonably would be expected to materially conflict with those of the Company.

●	Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or domestic partner; children and grandchildren; siblings, parents, and grandparents; and in-laws, whether any such relationships are by blood or adoption and including any “step-” relations.

For purposes of this Code, a company is a “material” customer if the company has made one or more payments to the Company in the past year in the aggregate in excess of $120,000. A company is a “material” supplier if it has received one or more payments from the Company in the past year in the aggregate in excess of $120,000. If you are uncertain whether a particular company is a material customer or supplier, please contact the Responsible Party for assistance.

Conflict of interest issues concerning the Company’s directors will be addressed by the Company’s Audit Committee.

Disclosure of Conflicts of Interest

The Company requires that employees, consultants, and directors disclose any situation that reasonably would be expected to give rise to a conflict of interest. If you reasonably believe that you have a conflict of interest, or something that others would reasonably perceive as a conflict of interest, you must report it in writing to your supervisor or the Responsible Party. Your supervisor and the Responsible Party will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not prohibited in all cases, they are not desirable and may only be waived as described in “Waivers of the Code” above.

CORPORATE OPPORTUNITIES

As an employee, consultant, or director of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover, or are presented with, a business opportunity through the use of corporate property or information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee, consultant, or director may use corporate property, information, or his or her position with the Company for personal gain or should compete with the Company while employed by us or while serving as a director or a consultant to us.

If you are an employee or consultant, you should disclose to your supervisor at the Company the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Responsible Party and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity.

If you are a director, you should disclose to the Board of Directors the terms and conditions of the opportunity, and you may only pursue such opportunity if the Company declines to pursue such opportunity.

If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code; provided that any pursuit of such business opportunity shall not interfere in any way with or otherwise interrupt your work, duties, and responsibilities as an employee, consultant, or director of the Company.

CONFIDENTIAL INFORMATION

Employees, consultants, and directors have access to a variety of confidential information regarding the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees, consultants, and directors have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee’s or consultant’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Responsible Party.

GIFTS AND FAVORS

The purpose of business gifts and entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain an unfair advantage with customers. Company employees must act in a fair and impartial manner in all business dealings. Gifts and entertainment should further the business interests of the Company and not be construed as potentially influencing business judgment or creating an obligation.

Gifts must not be lavish or in excess of the generally accepted business practices of one’s country and industry.1 Gifts of cash or cash equivalents are never permitted. Requesting or soliciting personal gifts, favors, entertainment, or services is unacceptable. Company employees should contact the Responsible Party to discuss if they are not certain that a gift is appropriate.

The Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the promise, offer, or delivery to an official or employee of the U.S. government of a gift, favor, or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

FAIR DEALING

All employees, consultants, and directors should endeavor to deal fairly and honestly with fellow Company personnel and with the Company’s vendors, suppliers, and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

[1]	In general, no gift, entertainment, or business courtesy should be offered, given, provided, or accepted unless it: (1) is not a gift of cash, stock, or negotiable instruments, (2) is consistent with customary business practices, (3) is not excessive in value (less than $150), (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. Covered employees and members of their immediate families may not offer, give, or receive gifts from persons or entities who deal with the Company: (a) in those cases where the gift would be illegal or result in a violation of law; (b) as part of an agreement to do anything in return for the gift, (c) if the gift has a value beyond what is normal and customary in the Company’s business; (d) if for directors, the gift is being made to influence the director’s actions as a member of the Board; or (e) if the gift could create the appearance of a conflict of interest.

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports, and many other aspects of our business and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files, personnel records, records relating to our intellectual property, product development and collaborations, and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate, and reliable in all material respects. Each employee, consultant, and director must follow any formal document retention policy of the Company with respect to Company records within such employee’s, consultant’s, or director’s control. A request for a copy of any such document retention policy or questions concerning any such policy should be directed to your supervisor or the Responsible Party.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company, we are subject to various securities laws, regulations, and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition, and results of operations. Inaccurate, incomplete, or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s Chief Financial Officer and other employees working in the Finance Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely, and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws, and regulations for accounting and financial reporting of transactions, estimates, and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee, consultant, and director has an obligation to comply with all laws, rules, and regulations of the United States, and any other jurisdictions, that are applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, export control, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information, or misuse of corporate assets. You are expected to understand and comply with all laws, rules, and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Responsible Party.

CONCLUSION

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics and in compliance with all applicable laws. If you have any questions about these guidelines, please contact your supervisor or the Responsible Party. The Company expects all of its employees, consultants, and directors to adhere to these standards.

This Code, as applied to the Company’s principal financial officers, shall be the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code is a statement of certain fundamental principles, policies, and procedures that govern the Company’s employees in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder, or any other person or entity.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right to amend, supplement, or discontinue this Code and the matters addressed herein, with or without prior notice, at any time. The most current version of this Code is available on the Company’s website.

Acknowledgment of Receipt of Compliance

Return By: [date]

To:	_______________, [Vice President of Human Resources or Chief Financial Officer, as applicable]

From:	____________________________________________

Re:	Collective Audience, Inc. Code of Business Conduct and Ethics

I have received, reviewed, and understand the above-referenced Code of Business Conduct and Ethics and hereby undertake, as a condition to my present and continued employment at Collective Audience, Inc., to comply fully with the policies and procedures contained therein.

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